Exhibit 99.1
News Release

Avery Dennison Announces Planned CEO Succession
•Mitch Butier has decided to retire as CEO, effective September 1;
will remain as Executive Chairman
•Deon Stander appointed President and Chief Executive Officer

MENTOR, Ohio — May 24, 2023 — Avery Dennison Corporation (NYSE: AVY) announced today that its board of directors, as a result of a planned succession process, has elected the company’s president and chief operating officer, Deon Stander, as president and chief executive officer, effective September 1, 2023. Current chairman and CEO, Mitch Butier, will serve as executive chairman of the company’s board of directors.

“It has been a privilege to have led Avery Dennison for much of the past decade. I have been fortunate to have worked with such a tremendous team at this wonderful company -- a team that has raised the bar by both delivering superior results, while also positioning us for even greater successes in the future,” said Mitch Butier, chairman and chief executive officer, Avery Dennison. “With the company so well positioned, I am confident it is the right time to transition the role of CEO to Deon.”

Mr. Butier continued, “I could not be more pleased that Deon will be our next CEO. He has been a close partner of mine over the years, and is an outstanding steward of our values. Over his 20-year career with the company, he has served in a number of leadership roles across the globe with increasing responsibility and impact. He has a proven track record, including leading the transformation of our Solutions business and helping lead the acceleration of our intelligent labels platform. He is the right leader to ensure we reach even greater heights, and I look forward to supporting him and the company in my role as executive chairman.”

“I am honored by the opportunity to serve as Avery Dennison’s next CEO,” said Deon Stander, president and chief operating officer, Avery Dennison. “We are well positioned as a company, with leading positions in growing markets, a clear set of proven strategies, a talented and agile team and a strong foundation for continued profitable growth. I look forward to working with our board, leadership team and Avery Dennison team members worldwide to continue creating superior value for all of our stakeholders.”

Patrick Siewert, lead independent director of the company’s board of directors, said, “On behalf of the Board, I would like to thank Mitch for his remarkable leadership. During his tenure, the team has transformed Avery Dennison, simultaneously delivering superior performance while creating even greater future potential. Deon has been a close partner to Mitch over the years, a period in which Avery Dennison has accelerated its growth, expanded margins, and improved employee engagement scores, all while advancing the company's sustainability objectives and building what is our greatest growth platform, intelligent labels. We look forward to Avery

Dennison’s continued success under Deon’s leadership, and are pleased that Mitch will remain with the company as executive chairman.”

Stander, 54, joined the company with its acquisition of Paxar Corporation in 2007. He has been president and chief operating officer since March 2022, previously having served as the leader of the Solutions business as well as in a number of other leadership roles based in Europe, Asia and North America. He earned his MBA from Lancaster University in the United Kingdom and his Bachelor of Commerce from the University of Port Elizabeth in South Africa.

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About Avery Dennison
About Avery Dennison Avery Dennison Corporation (NYSE: AVY) is a global materials science and digital identification solutions company that provides branding and information labeling solutions, including pressure-sensitive materials, radio-frequency identification (RFID) inlays and tags, and a variety of converted products and solutions. The company designs and manufactures a wide range of labeling and functional materials that enhance branded packaging, carry or display information that connects the physical and the digital, and improve customers’ product performance. The company serves an array of industries worldwide, including home and personal care, apparel, e-commerce, logistics, food and grocery, pharmaceuticals and automotive. The company employs approximately 36,000 employees in more than 50 countries. Reported sales in 2022 were $9.0 billion. Learn more at www.averydennison.com.

Media Contacts

John Eble
Vice President, Investor Relations, Avery Dennison
john.eble@averydennison.com

Kristin Robinson
Vice President, Global Communications, Avery Dennison
kristin.robinson@averydennison.com